Exhibit 10.2

EXECUTION VERSION

TRANSITION AND RETIREMENT AGREEMENT

TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) made and entered into by and between Kaman Corporation (the “Company”) and Neal J. Keating (the “Executive”), dated as of August 20, 2020.

WHEREAS, the Executive has been employed as President and Chief Executive Officer of the Company and has served as Chairman of the Company’s Board of Directors (the “Board”) pursuant to an Executive Employment Agreement originally dated August 7, 2007 (as amended by the First, Second and Third amendments thereto, the “Employment Agreement”); and

WHEREAS, the Executive and the Company have mutually determined that it is an appropriate time for the Company to transition to a new President and Chief Executive Officer and therefore wish to set forth clearly the terms of such transition and the Executive’s retirement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Dates.

(a)    For purposes of this Agreement, the “Transition Date” shall be September 8, 2020.

(b)    For purposes of this Agreement, the “Salary Adjustment Date” shall be December 31, 2020.

(c)    For purposes of this Agreement, the “Separation Date” shall be April 14, 2021, or such other date that the 2021 Annual Meeting of Shareholders of the Company (the “2021 Annual Meeting”) is held; provided that in no event shall the Separation Date be later than April 30, 2021.

2.	Resignations; Retirement.

(a)    The Executive hereby resigns (a) his position as President and Chief Executive Officer of the Company, effective as of the Transition Date and (b) his employment with the Company and its affiliates, effective as of the Separation Date. The Executive further agrees that he will resign from the Board effective immediately following the completion of the 2021 Annual Meeting. Until the completion of the 2021 Annual Meeting, the Executive shall continue to serve as the Chairman of the Board.

(b)    The termination of the Executive’s employment effective as of the Separation Date shall constitute the Executive’s retirement following the Executive’s Retirement Eligibility Date as defined in and for purposes of the Employment Agreement and a separation from service for purposes of Section 409A of the Internal Revenue Code.

3.

Continuation Period. The period from the date hereof through the Transition Date shall be referred to as the “Continuation Period”. During the Continuation Period, the Executive shall continue to serve as the Company’s President and Chief Executive Officer and shall have such duties and responsibilities as provided in Section 2 of the Employment Agreement.

4.	Transition Period.

(a)    The period from the Transition Date through the Separation Date shall be referred to as the “Transition Period.” During the Transition Period, the Executive shall continue as a full-time Company employee. Executive’s title during the Transition Period shall be Executive Chairman.

(b)    During the Transition Period, the Executive shall (A) perform the customary duties of the Executive Chairman, (B) assist the incoming President and Chief Executive Officer with the transition of duties and advise him on matters that the Executive has been involved in or for which the Executive had responsibility during his tenure as President and Chief Executive Officer, and (C) perform such other duties as are reasonably requested by the incoming President and Chief Executive Officer.

5.	Compensation and Benefits through the Separation Date.

(a)    From the date hereof through Salary Adjustment Date:

(i)

the Company shall continue to pay the Executive his base salary at the rate in effect immediately prior to the date hereof (which the parties hereby agree is $800,000 per annum), payable in accordance with the normal payroll practices of the Company;

(ii)	the Executive shall continue to be eligible to incur up to $100,000 per year of “incremental cost” in connection with the non-business use of the corporate aircraft; and

(iii)	the Executive shall be eligible to receive an employer contribution to the Kaman Corporation Amended and Restated Deferred Compensation Plan for calendar year 2020.

(b)    From January 1, 2021 through the Separation Date:

(i)	the Company shall pay the Executive a base salary at the rate of $400,000 per annum, payable in accordance with the normal payroll practices of the Company;

(ii)	the Executive shall not be entitled to any new annual or long-term incentive opportunity or any automobile allowance; and

(iii)	the Executive shall be eligible to utilize the corporate aircraft solely for business purposes, subject to availability and prior approval by the President and Chief Executive Officer of the Company.

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(c)    From the date hereof through the Separation Date, unless otherwise specified in this Section, the Executive shall be entitled to continue to participate as an active employee in any and all health and welfare employee benefit plans of the Company in which he was participating immediately prior to the date hereof (in accordance with the terms of such plans).

6.

Accrued Amounts. Following the Separation Date, the Company shall pay or provide to the Executive the Accrued Amounts (as such term is defined in the Employment Agreement) in accordance with the terms set forth in the Employment Agreement.

7.

Annual Cash Incentive Award for 2020. For clarity and the avoidance of doubt, the Executive shall remain eligible to receive an annual cash incentive award with respect to calendar year 2020, based on actual performance, which bonus shall be paid when annual bonuses are paid to Company executives generally (but not later than March 15, 2021).

8.

Cash-Based Long-Term Incentive Plan Award for the Performance Period of January 1, 2018 through December 31, 2020. For clarity and the avoidance of doubt, the Executive shall remain eligible to receive a cash-based long-term performance award for the performance period of January 1, 2018 through December 31, 2020 (the “2018 LTIP”), to the extent earned, payable in cash, at the time that any such 2018 LTIP is paid to other senior executives.

9.

Other Cash-Based Long-Term Incentive Plan Awards. Each of the Executive’s cash-based long-term performance awards for (i) the performance period of January 1, 2019 through December 31, 2021 (the “2019 LTIP”) and (ii) the performance period of January 1, 2020 through December 31, 2022 (the “2020 LTIP”), respectively, for which the applicable performance period will not yet be completed as of the Executive’s Separation Date shall be payable at 100% of target value as provided for in Section 8(e)(3) of the Employment Agreement), which amount shall be paid on or as soon as practicable following the six month anniversary of the Separation Date, with such payments being made on a pro-rata basis (determined by multiplying the amount the Executive would have received based upon 100% of target value under such awards had the Executive’s employment continued through the end of each respective performance period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the applicable award’s performance period through the Separation Date and the denominator of which is the total number of days during the award’s performance period). Following the completion of each of the 2019 LTIP and 2020 LTIP performance periods, the Compensation Committee of the Board shall determine in its discretion (in the same manner used for determining awards for other participants in the 2019 and 2020 LTIP) whether the performance for such awards was above the target level of performance. In the event the Compensation Committee determines the final payout percentage was above target for either the 2019 or 2020 LTIP (such final payout percentage being approved by the Compensation Committee after taking into account any adjustments or discretion that may be exercised under the 2019 LTIP or 2020 LTIP), the Executive shall be entitled to an additional payment for the applicable performance period equal to the amount due to the Executive based on such actual performance (pro-rated in the manner described above for the portion of the performance period prior to the Separation Date) less the amount previously paid, which

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amount shall be paid to the Executive as soon as practicable following the determination by the Compensation Committee. All payments hereunder are intended to be made in a manner that complies with the requirements of Section 409A of the Internal Revenue Code.

10.

Retirement Benefits. Due to the Executive’s retirement as of the Separation Date, the Executive will, except as set forth below, be entitled to the payments and benefits described in Section 8(e) and 8(f) of the Employment Agreement (including Section 8(e) (3), (4) and (5)), which shall be paid or provided in accordance with the provisions of the Employment Agreement, including Section 8(h). Such payments and benefits are subject to the effectiveness of the General Release described in Section 7 of the Employment Agreement, which General Release is attached hereto as Exhibit A and which may not be executed by the Executive until following the Separation Date. Notwithstanding the foregoing, the Executive shall not be entitled to a pro-rata annual bonus with respect to any portion of calendar year 2021 and Section 8(e)(2) of the Employment Agreement shall be of no force or effect.

11.

Post-Employment Obligations. The Executive and the Company agree that the provisions of Sections 6(f) and 11 of the Employment Agreement will continue to apply following the Separation Date in accordance with their terms.

12.

Termination of Change in Control Agreement. The Change in Control Agreement dated April 20, 2016, by and between the Company and the Executive (the “Change in Control Agreement”) is hereby terminated in its entirety. Neither the Executive nor the Company will have any further rights or obligations under the Change in Control Agreement from and after the date hereof.

13.

Entire Agreement. As modified hereby, the Employment Agreement shall remain in effect in accordance with its terms until the Separation Date. From and after the Separation Date, this Agreement (including the provisions of the Employment Agreement specifically preserved or incorporated by reference herein) and, once effective, the General Release, shall govern the duties and obligations of the parties. The parties agree that the Change in Control Agreement, dated April 20, 2016, between the Executive and the Company shall terminate upon the Separation Date.

14.

Incorporation by Reference. Sections 12, 13, 14, 16, 18 (including the exclusion thereunder for actions under Section 11 of the Employment Agreement), 19, 20, 21, 22 and 24 are incorporated herein by reference.

15.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature Page Follows]

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ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Neal J. Keating	Kaman Corporation

/s/ Neal J. Keating	By:	/s/ Shawn G. Lisle
Shawn G. Lisle
August 20, 2020 Date	Its:	Senior Vice President and General Counsel
August 20, 2020
Date

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EXHIBIT A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees, shareholders and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Neal J. Keating (“Executive”), on behalf of himself and the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.    Last Day of Employment. Executive’s last day of employment with Kaman Corporation was April __, 2021 [insert date of 2021 Annual Meeting].

2.    Consideration. The parties acknowledge that this Agreement and General Release is being executed following April __, 2021 [insert date of 2021 Annual Meeting] for good and valuable consideration and in accordance with Section 7 of that certain Transition and Retirement Agreement by and between Executive and Kaman Corporation dated August 20, 2020 (the “Transition and Retirement Agreement”).

3.    Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s General Counsel, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired without Executive having revoked this Agreement and General Release during the seven (7)-day revocation period provided for herein. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.    General Release of Claims. Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees, rights, obligations and liabilities of any kind whatsoever, whether known and unknown, against Employer, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993, as amended;

- The Equal Pay Act, as amended;

- The National Labor Relations Act, to the extent permitted by law;

- The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended and to the extent permitted by law;

- The Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq., as amended;

- The Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq., as amended;

- The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a, as amended;

- The Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76, as amended;

- The Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq., as amended;

- The Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq., as amended;

- The Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq., as amended;

- The Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq., as amended;

- The Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543, as amended;

- The Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq., as amended;

- The Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a- 581 et seq., as amended;

- The Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d, as amended;

- The Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq., as amended;

- The Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239;

- The Connecticut OSHA, as amended;

- The Connecticut Paid Sick Leave law (originally P.A. 11-52), as amended;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s express and vested rights under any pension plan or claims for benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Transition and Retirement Agreement); (ii) Executive’s rights under the provisions of the Transition and Retirement Agreement (including the provisions of the Employment Agreement (as defined therein) preserved thereunder); (iii) Executive’s rights as a stockholder; and (iv) any rights that Executive has, had, or may have to indemnification, advancement, contribution or defense, however arising, pursuant to and in accordance with applicable law, Employer’s articles of incorporation or by-laws or any applicable liability insurance coverage.

5.    No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement and General Release prevents or limits Executive from filing a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other self-regulatory agency, legislative body or federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement and General Release does not limit

Executive’s ability to report possible violations of applicable laws to the Government Agencies, communicate with any Government Agencies, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.

6.    Affirmations. Executive affirms Employee has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive also affirms Executive has no known workplace injuries.

7.    Cooperation; Return of Property. Executive agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse Executive for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Executive represents that Executive has complied with Section 11(e) of the Employment Agreement regarding the return of property.

8.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.    No Admission of Wrongdoing. Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.    Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.    Entire Agreement. This Agreement and General Release and the Transition and Retirement Agreement set forth the entire agreement between the parties hereto and fully supersede any prior agreements or understandings between the parties; provided, however, that the provisions the Transition and Retirement Agreement that are incorporated by reference into such agreement from the Employment Agreement or specifically preserved from the Employment Agreement) shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS. EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. EXECUTIVE ACKNOWLEDGES THAT EMPLOYEE IS WAIVING AND RELEASING CLAIMS UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT OF 1967, AS AMENDED.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETIREMENT AND CONSULTING AGREEMENT, WHICH EXECUTIVE AGREES CONSTITUTES GOOD AND VALUABLE CONSIDERATION, EXECUTIVE FREELY, KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL THE EIGHTH (8TH) DAY AFTER EXECUTIVE SIGNS, WITHOUT TIMELY REVOKING, THIS AGREEMENT AND GENERAL RELEASE. NO PAYMENTS DUE TO EXECUTIVE UNDER SECTION 7 OF THE TRANSITION AND RETIREMENT AGREEMENT SHALL BE MADE OR BEGIN BEFORE THE DATE THIS AGREEMENT AND GENERAL RELEASE BECOMES IRREVOCABLE PURSUANT TO ITS TERMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Neal J. Keating	Kaman Corporation

By:

Date	Date

[To be signed after the Separation Date]	[To be signed on the Separation Date]